Exhibit 10.1

SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Metacrine, Inc. (“Employer”) and Preston Klassen (“Employee”) with respect to the following facts:

As a result of a Change in Control, Employee’s employment with Employer will conclude on February 1, 2023 (“Separation Date”). Employee will remain as a member of the Employer’s Board of Directors (the “Board”) following the Separation Date and until his successor is elected or his earlier death, resignation or removal. Employee will not receive compensation for such service on the Board.

THEREFORE, in consideration of the promises and mutual agreements set forth below, the undersigned agree as follows:

1. Severance Benefits. Employer shall provide Employee with the following Severance Benefits subject to Employee signing, timely returning and not revoking this Agreement:

1.1 Severance Payment. Employer agrees to pay Employee a Severance Payment in the gross amount of $1,156,600, which is equal to eighteen (18) months’ base salary and 2023 annual target cash bonus, less applicable taxes and withholdings, an amount to which Employee is not otherwise entitled. The Severance Payment will be paid in a lump sum payment via direct deposit (if Employee currently uses direct deposit for receiving wages), or via check mailed to Employee’s last known address (if Employee does not currently use direct deposit) on the first payday following the later of: a) the Effective Date as described below; or b) the date on which Employee returns all of Employer’s property in Employee’s possession as provided under paragraph 8, below.

1.2 COBRA Premium Payments. Due to the pending dissolution of Employer, at the same time as the Severance Payment, the Employer will pay Employee a cash payment equal to the amount of Employee’s COBRA Premiums through October 1, 2024 subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage following the Separation Date.

1.3 Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that you hold covering Company common stock (each, an “Equity Award”) shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any Equity Award granted to you shall lapse in full. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting Equity Award for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, vesting acceleration with respect to any ongoing performance period(s) shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level or, if greater, based on actual performance as of your Covered Termination. If not exercised, the Equity Awards will terminate as of immediately prior the Employer’s filing of a Certificate of Dissolution with the Secretary of State of the State of Delaware. This is currently anticipated to happen on or about March 24, 2023, but could occur earlier or later than that date, at the discretion of the Board. Following such termination, no Equity Awards may be exercised. Notwithstanding anything to the contrary set forth herein, your Equity Awards shall remain subject to the terms of the applicable Company plan and award documents under which such Equity Award was granted, including any provision for earlier termination of such Equity Awards.

1.4 Employee acknowledges and agrees that the Severance Benefits constitute adequate legal consideration for the promises and representations made by Employee in this Agreement. With the sole exception of the benefits described in this paragraph 1, Employee acknowledges that Employee has received all compensation, wages, earned commissions, earned bonuses, and expense reimbursements owed to Employee through the Separation Date.

2. General Release.

2.1 Employee unconditionally, irrevocably and absolutely releases and discharges Employer, and any parent and subsidiary corporations, divisions and other affiliated entities of Employer, past and present, as well their past and present employees, officers, directors, agents, attorneys, successors and assigns (collectively, “Released Parties”), from all claims under the laws of the United States, the State of California and any other applicable city or state, related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Employer, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Employer. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the California Family Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, all as amended, and all claims for attorneys’ fees, costs and expenses. However, this release shall not apply to claims for workers’ compensation benefits, unemployment insurance benefits or any other claims that, by statute, cannot lawfully be waived by this Agreement.

2.2 Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Employee further acknowledges that, during employment, Employee has not made any claims or allegations to Employer related to sexual assault or abuse, harassment, discrimination or retaliation.

2.3 Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release, and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law. The parties acknowledge and agree that this Agreement is a negotiated settlement agreement and Employee’s acceptance of this Agreement is voluntary, deliberate and informed.

2.4 Employee expressly waives Employee’s right to recover any type of personal relief from Employer, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Employee or on Employee’s behalf by an administrative agency, related in any way to the matters released herein; provided, however, that this paragraph does not limit Employee’s right to receive a monetary or other award for information provided to Government Agencies (as that term is defined below).

2.5 Employee acknowledges that employee has been advised, as required by as required by California Government Code Section 12964.5(b)(4), that employee has the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so.

3. California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code and any other similar statute under any applicable law are expressly waived. Section 1542 specifically provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee understands that Employee is a “releasing party” within the meaning of Section 1542.

4. Representation Concerning Filing of Legal Actions In A Court of Law. Employee represents that, as of the date of this Agreement, Employee has not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against Employer or any of the other Released Parties in any court of law. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the Parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein. Nothing in this paragraph or this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer.

5. No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The Parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

6. Older Workers Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

6.1 Employee acknowledges and agrees that Employee has read and understands the terms of this Agreement.

6.2 Employee acknowledges that this Agreement advises Employee in writing that Employee may consult with an attorney before executing this Agreement, and that Employee has obtained and considered such legal counsel as Employee deems necessary, such that Employee is entering into this Agreement freely, knowingly, and voluntarily.

6.3 Employee acknowledges that Employee has been given at least forty-five (45) calendar days in which to consider whether or not to enter into this Agreement. Employee understands that, at Employee’s option, Employee may elect not to use the full 45-day period.

6.4 This Agreement shall not become effective or enforceable until the eighth calendar day after Employee signs this Agreement. In other words, Employee may revoke Employee’s acceptance of this Agreement within seven (7) calendar days after the date Employee signs it. Employee’s revocation must be in writing and received by Preston Klassen on or before the seventh calendar day in order to be effective. If Employee does not revoke acceptance within the seven (7) calendar day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth calendar day (“Effective Date”).

6.5 This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.

7. Severability. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Released Parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

8. Return of Employer Property. Employee understands and agrees that as a condition of receiving the Severance Benefits in paragraph 1, all Employer property still in Employee’s possession, if any, must be immediately returned to Employer. By signing this Agreement, Employee represents and warrants that Employee has or will have returned such property no later than the Effective Date, including any Employer issued or provided credit cards, computers, vehicles, tangible property and equipment, keys, entry cards, identification badges, telephones, personal digital devices, smart phones, and all documents, files, folders, correspondence, memoranda, notes, notebooks, books, records, promotional materials, plans, forecasts, reports, proposals, agreements, financial information, CDs, thumb drivers, and all other computer-recorded information, as well as all copies thereof, electronic or otherwise.

9. Confidentiality. Employee agrees that confidentiality is one of the most important terms of this Agreement. The terms and conditions of this Agreement, including the information provided on the attached Exhibit A, shall remain confidential, and neither Employee nor any agent of Employee shall disclose, directly or indirectly, the facts underlying the terms and conditions of this Agreement or this Agreement itself to any other person or entity. Employee specifically agrees that Employee will not disclose that Employee has received the Severance Payment described above, or that Employee received any money or benefits relating to the termination of Employee’s employment as described in this Agreement, except to Employee’s registered domestic partner or spouse (if applicable), or to Employee’s attorneys and financial advisors for income tax reporting purposes, or unless required or permitted to do so by law. Employee agrees that disclosure of any of the terms or conditions of this Agreement, including the information provided on the attached Exhibit A, shall constitute and be treated as a material breach of this Agreement. Nothing in this Agreement shall be construed to prevent Employee from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a Government Agency or otherwise participating in any investigation or proceeding that may be conducted by a Government Agency, including providing documents or other information, without notice to Employer. For the avoidance of doubt, this confidentiality provision does not apply to the Employee’s testimony in an administrative, legislative, or judicial proceeding, as requested by court order, subpoena, or written request from an administrative agency or the legislature, regarding alleged criminal conduct or alleged sexual harassment on the part of Employer and any of the Released Parties.

10. Proprietary and Confidential Employer Information. Employee acknowledges that during Employee’s employment with Employer, Employee may have had access to confidential or proprietary documents, materials or information regarding Employer’s products, research, business affairs, and personnel matters, which Employee acknowledges and agrees are of a highly sensitive and confidential nature and considered trade secrets and/or proprietary to Employer. Such information, documents and materials may include, without limitation, trade secrets, inventions, research, plans, proposals, marketing and sales programs, financial projections, cost summaries, pricing formulas and all concepts or ideas, materials or information related to the products, research, business or sales of Employer or Employer’s customers or business partners, as well as Employer’s personnel matters, which has not previously been released to third parties within Employer’s industry or the public at large by an authorized representative of Employer. Employee represents that Employee has held all such information confidential and will continue to do so, and that Employee will not use such confidential or proprietary information and/or documents for any purpose, specifically including use for any business in the same industry as Employer or in competition with Employer. Employee understands that this obligation of confidentiality continues indefinitely after Employee’s Separation Date. Employee also hereby reaffirms Employee’s agreement to, and all of Employee’s obligations under, any proprietary information and inventions agreement previously signed by Employee. Immunity Notice: Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

11. Non-Disparagement. To the fullest extent permitted by law, Employee agrees that Employee shall not, at any time, make any written, oral or electronically transmitted statement that is, or could reasonably be considered to be, a disparaging statement about Employer, its policies or practices or any of its current or former employees, officers, directors, attorneys, representatives or agents. Nothing in this Agreement shall be construed to prevent Employee from responding truthfully and completely to any lawfully issued court order or subpoena, from communicating with a Government Agency, or from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

12. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

13. Binding on Successors. The Parties agree that this Agreement shall be binding on, and inure to the benefit of, their successors, heirs and/or assigns.

14. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof. Employee agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement. The terms of this paragraph shall not apply to an action by Employee to challenge the enforceability of Employee’s waiver of rights under the Age Discrimination in Employment Act.

15. Good Faith. The Parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

16. Integration. This Agreement contains the entire agreement between Employer and the Employee on the subjects addressed in this Agreement and replaces any other prior agreements or representations, whether oral or written, between them; provided, however, that any proprietary or confidential information agreement and/or arbitration agreement Employee signed with Employer remains in full force and effect and is not superseded by this Agreement.

17. Modification. This Agreement may be amended only by a written instrument executed by all parties hereto.

18. Section 409(A) of the Internal Revenue Code. It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409Aof the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations 1.409A 1(b)(4) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions and any ambiguities herein shall be interpreted accordingly. To the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms.

19. Counterparts. This Agreement may be executed in counterparts and shall be binding on all parties when each has signed either an original or copy of this Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: January 24, 2023	/s/ Preston Klassen
Preston Klassen

Metacrine, Inc.

Dated: January 24, 2023	By:	/s/ Michael York
	Title:	Chief Business Officer